FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS               Exhibit 20

Combined Balance Sheets
                                                                                  June 30,
(In thousands, except shares)                                                       2000             December 31,
                                                                                 (Unaudited)             1999
                                                                              ------------------    ---------------

ASSETS
Investments in real estate
  Land                                                                        $          47,292      $      53,028
  Buildings and improvements                                                            247,137            271,223
                                                                              ------------------    ---------------
                                                                                        294,429            324,251
  Less - Accumulated depreciation                                                      (66,445)           (75,161)
                                                                              ------------------    ---------------
    Total investments in real estate                                                    227,984            249,090

Investment in joint venture                                                               1,671              1,786

Mortgage loans and notes receivable                                                       2,698              5,426


Other assets
  Cash and cash equivalents - unrestricted                                                9,305             45,005
                            - restricted                                                  4,882             12,836
  Accounts receivable and prepayments, net of allowances
      of $749 and $496, respectively                                                      4,782             10,386
  Investments                                                                           209,461            104,013
  Inventory                                                                               4,424              3,395
  Unamortized debt issue costs                                                            1,815              4,479
  Other                                                                                     664              1,629
  Net assets of discontinued operations                                                       -             64,747
                                                                              ------------------    ---------------
    Total assets                                                              $         467,686      $     502,792
                                                                              ==================    ===============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                              $         159,092      $     195,051
  Notes payable                                                                         145,117             75,628
  Senior notes                                                                           12,538             12,538
  Accounts payable and accrued liabilities                                               12,639             37,776
  Deferred obligation                                                                         -             10,579
  Deferred items                                                                          2,675              1,510
                                                                              ------------------    ---------------
    Total liabilities                                                                   332,061            333,082
                                                                              ------------------    ---------------

Shareholders' equity
  Preferred shares of beneficial interest, $25 liquidation preference,
    2,300,000 shares authorized, 984,800 and 1,349,000 shares
      outstanding in 2000 and 1999                                                       23,171             31,737
  Shares of beneficial interest, $1 par, unlimited authorization, outstanding            42,258             42,472
  Additional paid-in capital                                                            218,595            218,831
  Undistributed loss from operations                                                  (148,399)           (123,322)
  Deferred compensation                                                                       -                 (8)
                                                                              ------------------    ---------------
    Total shareholders' equity                                                          135,625            169,710
                                                                              ------------------    ---------------
Total liabilities and shareholders' equity                                    $         467,686      $     502,792
                                                                              ==================    ===============

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS               Exhibit 20


Combined Statements of Operations

Unaudited (In thousands, except per share data)                              Three Months Ended           Six Months Ended
                                                                                  June 30,                    June 30,
                                                                          --------------------------- --------------------------

                                                                                 2000           1999         2000           1999
                                                                          ------------   ------------ ------------ --------------
Revenues
  Rents                                                                    $   11,909     $   29,224   $   25,849   $     62,691
  Sales                                                                         2,195          1,030        4,579          1,723
  Interest   - Mortgage loans                                                      56            115          150            230
             - Short-term investments                                           2,643            367        4,535            601
  Dividends                                                                       112              -          112              -
  Equity in (loss) income from joint venture                                     (87)             17        (115)             27
  Other income                                                                     63            138          179            313
                                                                          ------------   ------------ ------------ --------------
                                                                               16,891         30,891       35,289         65,585
                                                                          ------------   ------------ ------------ --------------

Expenses
  Property operating                                                            3,080          9,620        7,099         20,797
  Cost of goods sold                                                            2,086          1,169        4,434          2,100
  Real estate taxes                                                             1,448          2,886        3,144          6,047
  Depreciation and amortization                                                 2,929          6,724        6,222         14,865
  Interest   - Mortgage loans                                                   4,278          6,751        9,324         14,003
             - Notes payable                                                    1,704          1,593        2,632          4,131
             - Senior notes                                                       278            278          556            556
             - Bank loans and other                                                 -          1,384            -          4,007
  General and administrative                                                    3,330          3,024        7,901          5,239
  Unrealized loss on carrying value of assets identified for disposition
       and impaired assets                                                          -          9,002            -          9,002
                                                                          ------------   ------------ ------------ --------------
                                                                               19,133         42,431       41,312         80,747
                                                                          ------------   ------------ ------------ --------------
Loss before capital gains, extraordinary loss from early extinguishment of debt, income (loss) from discontinued
  operations and preferred dividend                                            (2,242)       (11,540)      (6,023)       (15,162)
  Capital gains                                                                59,249         27,266       59,141         27,789
  Extraordinary loss from early extinguishment of debt                        (2,367)              -      (5,459)              -
                                                                          ------------   ------------ ------------ --------------
Income before income (loss) from discontinued
  operations and preferred dividend                                            54,640         15,726       47,659         12,627
  Income (loss) from discontinued operations                                        -            184            -        (1,609)
                                                                          ------------   ------------ ------------ --------------
Net income before preferred dividend                                           54,640         15,910       47,659         11,018
  Preferred dividend                                                            (708)          (708)      (1,416)        (1,416)
                                                                          ------------   ------------ ------------ --------------
Net income attributable to shares of beneficial interest                   $   53,932     $   15,202   $   46,243   $      9,602
                                                                          ============   ============ ============ ==============

Per share data

Basic weighted average shares                                                  42,469         37,582       42,470         34,536
                                                                          ============   ============ ============ ==============
Diluted weighted average shares                                                49,087         42,047       49,098         39,001
                                                                          ============   ============ ============ ==============

Income before extraordinary loss and income (loss) from discontinued
  operations, basic                                                        $     1.35     $     0.40   $     1.24   $       0.32
Extraordinary loss from early extinguishment of debt, basic                    (0.06)              -       (0.13)              -
Income (loss) from discontinued operations, basic                                   -              -            -         (0.04)
                                                                          ------------   ------------ ------------ --------------
Net income applicable to shares of beneficial interest, basic              $     1.29     $     0.40   $     1.11   $       0.28
                                                                          ============   ============ ============ ==============

Income before extraordinary loss and income (loss) from discontinued
  operations, diluted                                                      $     1.16     $      .38   $     1.08   $        .32
Extraordinary loss from early extinguishment of debt, diluted                   (.05)              -       (0.11)              -
Income (loss) from discontinued operations, diluted                                 -              -            -          (.04)
                                                                          ------------   ------------ ------------ --------------
Net income applicable to shares of beneficial interest, diluted            $     1.11     $      .38   $      .97   $        .28
                                                                          ============   ============ ============ ==============

Combined Statements of Comprehensive Income

Net Income                                                                 $   53,932     $   15,202   $   46,243   $      9,602

Other comprehensive income
  Foreign currency translation adjustment                                           -            (8)            -            131
                                                                          ------------   ------------ ------------ --------------

Comprehensive income                                                       $   53,932     $   15,194   $   46,243   $      9,733
                                                                          ============   ============ ============ ===============

                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS

Combined Statements of Cash Flows

Unaudited (In thousands)                                                              Six Months
                                                                                    Ended June 30,
                                                                               --------------------------

                                                                                  2000          1999
                                                                               -----------   ------------
                                                                                                    >
Cash provided by operations
  Net income before preferred dividend                                         $   47,659     $   11,018
  Adjustments to reconcile net income before preferred dividend to net cash provided by operations
      Depreciation and amortization                                                 6,230         14,865
      Loss from discontinued operations                                                 -          1,609
      Extraordinary loss from early extinguishment of debt                          5,459              -
      Unrealized loss on carrying value of assets identified
          for disposition and impaired assets                                           -          9,002
      Capital gains                                                              (59,141)       (27,789)
      Increase (decrease) in deferred items                                         2,131          (847)
      Net changes in other assets and liabilities                                   (276)          1,060
                                                                               -----------   ------------
        Net cash provided by operations                                             2,062          8,918
                                                                               -----------   ------------

Cash (used for) provided by investing
  Principal received from mortgage investments                                      2,651             28
  Net proceeds from sale of real estate                                             2,451        123,264
  Proceeds from sale of fixed assets                                                  175              -
  Purchase of investments                                                        (609,116)             -
  Sale of investments                                                             503,668              -
  Investments in capital and tenant improvements                                  (4,653)        (3,692)
                                                                               -----------   ------------
        Net cash (used for) provided by investing                                (104,824)       119,600
                                                                               -----------   ------------

Cash provided by (used for) financing
  Decrease in short-term loans                                                          -      (101,000)
  Increase (decrease) in notes payable                                             95,989       (77,821)
  Increase in mortgage loans                                                       42,000              -
  Repayment of mortgage loans - Normal payments                                     (770)        (1,901)
                              - Balloon payments                                  (1,000)              -
  Payment of deferred obligation                                                 (10,579)              -
  Deferred obligation repayment penalty                                           (3,092)              -
  Payments for Impark spin-off                                                   (37,087)              -
  Purchase of First Union common shares                                             (612)          (233)
  Purchase of First Union preferred shares                                        (7,739)              -
  Income from variable stock options                                                (666)              -
  Sale and employee option exercises of First Union shares                              -         46,654
  Debt issue costs paid                                                             (340)        (1,979)
  Dividends paid on shares of beneficial interest                                (13,166)              -
  Dividends paid on preferred shares of beneficial interest                       (1,416)        (1,416)
                                                                               -----------   ------------
        Net cash provided by (used for) financing                                  61,522      (137,696)
                                                                               -----------   ------------
Decrease in cash and cash equivalents                                            (41,240)        (9,178)
Cash and cash equivalents at beginning of period                                   57,841         43,019
                                                                               -----------   ------------
Cash and cash equivalents at end of period                                         16,601         33,841

Change in cash from discontinued operations                                       (2,414)             91
                                                                               -----------   ------------
Cash and cash equivalents at end of period, including discontinued
operations                                                                     $   14,187     $   33,932
                                                                               ===========   ============

Supplemental Disclosure of Cash Flow Information
------------------------------------------------
   Interest Paid                                                               $   13,071     $   24,476
                                                                               ===========   ============

Supplemental Disclosure of Non-Cash Investing and Financing Activities
----------------------------------------------------------------------
   Discontinued operations included in accounts payable                        $    1,232     $        -
                                                                               ===========   ============
   Discontinued non-cash net assets charged to dividends paid                  $   24,014     $        -
                                                                               ===========   ============
   Transfer of mortgage loan obligations in connection with real estate sales  $   76,189     $   49,000
                                                                               ===========   ============

                                                                      Exhibit 20
Notes to Combined Financial Statements

Accounting Policies

         The Trust follows the Financial Accounting Standards Board's Emerging Issues Task Force Bulletin 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods". EIFT-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, the Trust accrues the majority of percentage rent income in the fourth quarter of each year in accordance with EITF-98-9.

         During 1998 and subsequently amended in 1999 and 2000, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement requires companies to recognize all derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. This Statement is effective for fiscal years beginning after June 15, 2000. The Trust believes that the effect of SFAS 133 on its financial statements will be immaterial.

Business Segments

         The Trust's and Company's business segments include ownership of shopping centers, office buildings, parking facilities, mortgage investments and parking and transit ticket equipment manufacturing. Management evaluates performance based upon net operating income which is income before depreciation, amortization, interest and non-operating items. The apartment portfolio was sold in May 1999 and during 1999, the Trust sold 16 shopping centers, two office facilities and a parking lot. Impark and the Trust's Canadian parking facilities are shown as discontinued operations because they were spun off to the Trust's shareholders in March 2000. During the six months ended June 30, 2000, the Trust sold one shopping mall. Property net operating income is property rent and sales revenue less property operating expense, cost of goods sold and real estate taxes. Corporate interest expense consists of the Trust's senior notes, and borrowings collateralized by U.S. Treasury bills. Corporate depreciation and amortization consist primarily of the amortization of deferred issue costs on non-recourse debt and the leasehold improvements for its former corporate office. Corporate assets consist primarily of cash and cash equivalents, and deferred issue costs for non-recourse debt and senior notes. All intercompany transactions between segments have been eliminated (see table of business segments).

Contingent Liability

         In January 2000, the Trust received $2.5 million from the Richmond Redevelopment and Housing Authority (the "Authority") to expand the Trust's garage located in Richmond, Virginia. If the Trust is unable to successfully complete the renovation or does not continue to provide an easement for a period of 84 years, all or a portion of the $2.5 million must be returned to the Authority. The receipt of the $2.5 million has been recorded as a deferred item at June 30, 2000.

Deferred Obligation

         In January 2000, the Trust repaid a $10.6 million deferred obligation relating to the purchase of the Huntington garage resulting in a prepayment penalty of $3.1 million.

Distribution of Impark

         In March 2000, the Trust distributed all common stock of Impark to its shareholders. One share of Impark common stock was distributed for every 20 Trust common shares of beneficial interest held on March 20, 2000. Approximately
2.1 million shares of Impark common stock were distributed. As part of the spin-off, the Trust repaid Impark's bank credit facility of approximately $24.2 million, contributed to Impark approximately $7.5 million of cash, its 14 Canadian parking properties and $6.7 million for a parking development located in San Francisco, California. The Trust has also provided a secured line of credit for $8 million to Impark. As of August 1, 2000, there were no outstanding amounts under the line of credit. The Company retained ownership of Ventek International, Inc., a manufacturing subsidiary of Impark.

         The Trust also adjusted the conversion price with respect to its Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Preferred Shares"). The conversion price of the Preferred Shares has been decreased to $5.0824 per common share (equivalent to a conversion rate of 4.92 common shares for each Preferred Share) in connection with the distribution of the Impark shares, in accordance with the provisions of the documents establishing the terms of the Preferred Shares.

Mortgage Loan

         In April 2000, the Trust obtained a $42 million first mortgage loan secured by the Park Plaza Mall. The loan is non-recourse, has a 10 year term and a fixed interest rate of 8.69% payable on a 30 year amortization schedule. The Trust received proceeds, net of closing costs and escrow deposits, of $41.4 million. The loan requires monthly payments of approximately $397,000 for principal, interest and escrow deposits. Prepayment of the loan is permitted (after an initial lockout period of three years or two years from securitization), only with yield maintenance or defeasance, as defined in the loan agreement.

Sale of Property

         In April 2000, the Trust sold Crossroads Center Mall for $80.1 million, of which approximately $78.1 million was applied against a loan payable to the purchaser, the assumption of the first mortgage debt on the mall and other liabilities. The Trust recognized a gain on the sale of approximately $59 million, less an extraordinary loss on extinguishment of debt of approximately $2.4 million.

Investment

         In May 2000, the Trust made a $10 million investment in convertible preferred stock issued by HQ Global Workplaces ("HQ"). The convertible preferred stock accrues a 13.5% "pay-in-kind" dividend which increases annually. The shares and accrued dividends are convertible into common shares, if and when HQ conducts an initial public offering. In addition, the Trust received warrants to purchase shares of common stock for a nominal strike price.

Repurchase of Shares

         In June 2000, the Trust repurchased, in a private transaction, an aggregate of 364,200 shares of its Series A cumulative redeemable preferred shares of beneficial interest from three institutional investors at a purchase price of $21.25 per share, for an aggregate cash consideration of $7,739,250. As a result of this transaction, these are presently 984,800 shares of Series A cumulative redeemable preferred shares of beneficial interest outstanding. The Trust also resumed its previously authorized common share repurchase program and began to repurchase shares of common stock. As of June 30, 2000, the Trust repurchased 213,301 common shares for $611,749. As a result of these transactions, there are 42,258,428 common shares of beneficial interest outstanding at June 30, 2000.

Subsequent Event

         In August 2000, the Trust received approximately $2.4 million representing its 50% non-controlling ownership interest in the net proceeds from the sale of Temple Mall. The Trust accounts for its interest in Temple Mall as an investment in joint venture using the equity method of accounting. The Trust will recognize a gain from the investment in joint venture of approximately $.7 million during the third quarter of 2000. Temple Mall was sold for approximately $25.7 million, of which approximately $19.5 million was applied against the first mortgage debt on the mall. In addition, Temple Mall repaid its $1.2 million note payable to the Trust.

Business Segments                                                  Exhibit 20

                                                    Six Months Ended June 30,
                                                   ----------------------------

                                                       2000          1999
                                                   ------------- --------------
Rents and Sales
  Shopping Centers                                 $     14,318   $     44,170
  Apartments                                                  -          6,042
  Office Buildings                                        6,136          6,708
  Parking Facilities                                      5,224          5,232
  Ventek                                                  4,579          1,723
  Corporate                                                 171            539
                                                   ------------- --------------
                                                   $     30,428   $     64,414

Less - Operating Expenses and
Costs of Goods Sold
  Shopping Centers                                        4,061         14,668
  Apartments                                                  -          2,317
  Office Buildings                                        2,685          2,969
  Parking Facilities                                        360            416
  Ventek                                                  4,434          2,100
  Corporate                                                  (7)           427
                                                   ------------- --------------
                                                   $     11,533   $     22,897

Less - Real Estate Taxes
  Shopping Centers                                        1,497          4,127
  Apartments                                                  -            339
  Office Buildings                                          696            573
  Parking Facilities                                        951          1,008
                                                   ------------- --------------
                                                   $      3,144   $      6,047

Property - Net Operating Income (Loss)
  Shopping Centers                                        8,760         25,375
  Apartments                                                  -          3,386
  Office Buildings                                        2,755          3,166
  Parking Facilities                                      3,913          3,808
  Ventek                                                    145           (377)
  Corporate                                                 178            112
                                                   ------------- --------------
                                                   $     15,751   $     35,470





                                       20
Business Segments (Continued)



                                                            Six Months Ended June 30,
                                                          -----------------------------

                                                               2000           1999
                                                          -------------  --------------

Less - Depreciation and Amortization                    $     6,222    $     14,865

Less - Interest Expense                                      12,512          22,697

Mortgage Investment Income                                      150             230

Corporate Income (Expense)
     Short-term investment income                             4,647             601
     Other income                                                64             340
     General and administrative                              (7,901)         (5,239)
     Unrealized loss on carrying value of real estate            -           (9,002)
                                                       -------------  --------------

Loss before Capital Gains, Discontinued Operations,
    Extraordinary Loss and Preferred Dividend           $    (6,023)   $    (15,162)
                                                       =============  ==============

Capital Expenditures
     Shopping Centers                                   $       700    $      2,019
     Apartments                                                   -             260
     Office Buildings                                         3,909           1,401
     Parking Facilities                                          20              12
     Ventek                                                      24               -
                                                       -------------  --------------
                                                        $     4,653    $      3,692
                                                       =============  ==============


                                                                  June 30,
                                                       -----------------------------

                                                           2000             1999
                                                       -------------  --------------

Identifiable Assets
     Shopping Centers                                   $   136,482    $    384,001
     Apartments                                                  -               -
     Office Buildings                                        52,275          39,548
     Parking Facilities                                      73,027          70,327
     Mortgages                                                2,698           5,478
     Ventek                                                   6,704           2,975
     Corporate                                              196,500          24,784
                                                      -------------  --------------
Total Assets (net of discontinued operations)           $   467,686    $    527,113
                                                      =============  ==============


                                       21